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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. __)*

                                Dyax Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    26746E103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 March 14, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]    Rule 13d-1(c)
[_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

====================                                           =================
CUSIP No.  26746E103                  13G                      Page 2 of 8 Pages
====================                                           =================

================================================================================
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS(ENTITIES ONLY).

      Lancet Capital Heath Ventures, L.P. (Tax ID: 043427577)
----  --------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                        (b) [_]

----  --------------------------------------------------------------------------
3.    SEC USE ONLY


----  --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER

                         0
                   ----  -------------------------------------------------------
    NUMBER OF      6.    SHARED VOTING POWER
     SHARES
  BENEFICIALLY           1,344,087
    OWNED BY       ----  -------------------------------------------------------
      EACH         7.    SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH           0
                   ----  -------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         1,344,087
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,344,087
----  --------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [_]


----  --------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.5%
----  --------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
================================================================================

====================                                           =================
CUSIP No.  26746E103                  13G                      Page 3 of 8 Pages
====================                                           =================

================================================================================
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS(ENTITIES ONLY).

      Lancet Capital Heath Ventures G.P., LLC (Tax ID: 043427574)
----  --------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                        (b) [_]

----  --------------------------------------------------------------------------
3.    SEC USE ONLY


----  --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER

                         0
                   ----  -------------------------------------------------------
    NUMBER OF      6.    SHARED VOTING POWER
     SHARES
  BENEFICIALLY           1,344,087
    OWNED BY       ----  -------------------------------------------------------
      EACH         7.    SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH           0
                   ----  -------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         1,344,087
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,344,087
----  --------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [_]


----  --------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.5%
----  --------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      CO
================================================================================

====================                                           =================
CUSIP No.  26746E103                  13G                      Page 4 of 8 Pages
====================                                           =================

================================================================================
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS(ENTITIES ONLY).

      William J. Golden
----  --------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                        (b) [_]

----  --------------------------------------------------------------------------
3.    SEC USE ONLY


----  --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER

                         0
                   ----  -------------------------------------------------------
    NUMBER OF      6.    SHARED VOTING POWER
     SHARES
  BENEFICIALLY           1,344,087
    OWNED BY       ----  -------------------------------------------------------
      EACH         7.    SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH           0
                   ----  -------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         1,344,087
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,344,087
----  --------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [_]


----  --------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.5%
----  --------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
================================================================================

====================                                           =================
CUSIP No.  26746E103                  13G                      Page 5 of 8 Pages
====================                                           =================

================================================================================
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS(ENTITIES ONLY).

      George L. Sing
----  --------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) [_]
                                                                        (b) [_]

----  --------------------------------------------------------------------------
3.    SEC USE ONLY


----  --------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                   5.    SOLE VOTING POWER

                         0
                   ----  -------------------------------------------------------
    NUMBER OF      6.    SHARED VOTING POWER
     SHARES
  BENEFICIALLY           1,344,087
    OWNED BY       ----  -------------------------------------------------------
      EACH         7.    SOLE DISPOSITIVE POWER
    REPORTING
   PERSON WITH           0
                   ----  -------------------------------------------------------
                   8.    SHARED DISPOSITIVE POWER

                         1,344,087
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,344,087
----  --------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES      [_]


----  --------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.5%
----  --------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
================================================================================

====================                                           =================
CUSIP No.  26746E103                  13G                      Page 6 of 8 Pages
====================                                           =================

ITEM 1.(A)  NAME OF ISSUER

            Dyax Corporation

ITEM 1.(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            300 Technology Square
            Cambridge, MA  02139

ITEM 2.(A)  NAME OF PERSONS FILING

            This filing is made on behalf of each of Lancet Capital Health Ventures, L.P., Lancet Capital Health Ventures, G.P., LLC, William
            J. Golden, and George L. Sing.

ITEM 2.(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            The principal business office of each reporting person is 124 Mount Auburn Street, Suite 200N, Cambridge, Massachusetts 02138.

ITEM 2.(C)  CITIZENSHIP

            Lancet Capital Health Ventures, L.P. and Lancet Capital Health Ventures, G.P., LLC are organized and exist under the laws of the State of Delaware. Golden and L. Sing are United States citizens.

ITEM 2.(D)  TITLE OF CLASS OF SECURITIES

            Common Stock, $.01 par value per share.

ITEM 2.(E)  CUSIP NUMBER

            26746E103

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TOSS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

            N/A

====================                                           =================
CUSIP No.  26746E103                  13G                      Page 7 of 8 Pages
====================                                           =================

ITEM 4.     OWNERSHIP.

            The information contained in Items 5-11 of the cover page is incorporated herein by reference. Lancet Capital Health Ventures, L.P. ("Lancet Capital L.P."), is the record owner of the shares of common stock. Lancet Capital Health Ventures, G.P., LLC ("Lancet Capital G.P."), in its capacity as general partner of Lancet Capital L.P., has the power to vote and dispose of the common stock held by Lancet Capital L.P. Golden and Sing are the managing directors of Lancet Capital G.P. As such, they each have the power to direct the voting control of Lancet Capital G.P. While neither Golden nor Sing own of record any shares of common stock, as a result of their positions, Golden and Sing may be deemed to be beneficial owners of and to have the power to exercise or to direct the exercise of voting and/or dispositive power with respect to the shares reported herein. Messrs. Golden and Sing disclaim beneficial ownership over any of the reported securities which they may be been deemed to beneficially own.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            N/A

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10.    CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

====================                                           =================
CUSIP No.  26746E103                  13G                      Page 8 of 8 Pages
====================                                           =================


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




April 4, 2003                      LANCET CAPITAL HEALTH VENTURES, L.P.

                                   By:  Lancet Capital Health Ventures G.P., LLC

                                   By: /s/ William J. Golden
                                      --------------------------------
                                   Name: William J. Golden
                                         -----------------------------
                                   Title: Managing Director
                                          ----------------------------

April 4, 2003                      LANCET CAPITAL HEALTH VENTURES G.P., LLC


                                   By: /s/ William J. Golden
                                      --------------------------------
                                   Name: William J. Golden
                                         -----------------------------
                                   Title: Managing Director
                                          ----------------------------

                                   WILLIAM J. GOLDEN

April 4, 2003                      /s/ William J. Golden
                                   -----------------------------------
                                   Name: William J. Golden
                                         -----------------------------


                                   GEORGE L. SING

April 4, 2003                      /s/ George L. Sing
                                   -----------------------------------
                                   Name: George L. Sing
                                         -----------------------------

                             JOINT FILING AGREEMENT

     Lancet Capital Health Ventures, L.P., Lancet Capital Health Ventures, G.P., LLC, William J. Golden, and George L. Sing agree that the Schedule 13G, to which this Agreement is attached, relating to the common stock of Dyax Corporation, is filed on behalf of each of them.

Dated:  April 4, 2003              LANCET CAPITAL HEALTH VENTURES, L.P.

                                   By:  Lancet Capital Health Ventures G.P., LLC

                                   By: /s/ William J. Golden
                                      --------------------------------
                                   Name: William J. Golden
                                         -----------------------------
                                   Title: Managing Director
                                          ----------------------------


Dated:  April 4, 2003              LANCET CAPITAL HEALTH VENTURES G.P., LLC


                                   By: /s/ William J. Golden
                                      --------------------------------
                                   Name: William J. Golden
                                         -----------------------------
                                   Title: Managing Director
                                          ----------------------------


                                   WILLIAM J. GOLDEN

Dated:  April 4, 2003              /s/ William J. Golden
                                   -----------------------------------
                                   Name: William J. Golden
                                         -----------------------------


                                   GEORGE L. SING

Dated:  April 4, 2003              /s/ George L. Sing
                                   -----------------------------------
                                   Name: George L. Sing
                                         -----------------------------